Exhibit 3-F




                               LIMITED PARTNERSHIP

                                    AGREEMENT

                                       OF

                            PENELEC CAPITAL II, L.P.
                            ------------------------



         The undersigned General Partner and Initial Limited Partner (jointly, the "Partners") hereby form a limited partnership pursuant to and in accordance with the Delaware Revised Uniform Limited Partnership Act (6 Del. C. Section 17-101, et seq.) (the "Delaware Act"), and hereby agree as follows:
         1.  Name.  The name of the limited partnership formed hereby is
             -----
PENELEC CAPITAL II, L.P. (the
"Partnership").
         2.  Purpose.  The purpose and business of the  Partnership  shall be to
             -------
engage in any lawful activity for which limited partnerships may be organized under the Delaware Act.
         3. Registered  Office.  The registered office of the Partnership in the
            ------------------
State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle.
         4. Registered  Agent.  The name and address of the registered  agent of
           ------------------
the Partnership for service of process on the Partnership in the State of Delaware is Corporation Service Company, 1013 Centre Road, City of Wilmington, County of New Castle, Delaware 19805.

         5. Partners. The names and mailing addresses of the General Partner and
            --------
the Initial Limited Partner are as follows:
General Partner:                    Penelec Preferred Capital II, Inc.
--------------
                                    c/o GPU Service, Inc.
                                    310 Madison Avenue
                                    Morristown, New Jersey  07962-1957

Initial Limited Partner:            T.G. Howson
----------------------
                                    c/o GPU Service, Inc.
                                    310 Madison Avenue
                                    Morristown, New Jersey  07962-1957

         6.  Powers.  The powers of the  General  Partner  include  all  powers,
            -------
statutory and otherwise, possessed by general partners under the laws of the State of Delaware.
         7. Dissolution.  The Partnership shall dissolve,  and its affairs shall
           ------------
be wound up, on May 1, 2063 or at such earlier time as (a) all of the partners of the Partnership approve in writing, (b) an event of withdrawal of a general partner has occurred under the Delaware Act, or (c) an entry of a decree of judicial dissolution has occurred under Section 17-802 of the Delaware Act; provided, however, the Partnership shall not be dissolved or required to be wound up upon an event of withdrawal of a general partner described in Section 7(b) if (i) at the time of such event of withdrawal, there is at least one (1) other general partner of the Partnership who carries on the business of the Partnership (any remaining general partner being hereby authorized to carry on the business of the Partnership), or (ii) within ninety (90) days after the occurrence of such event of withdrawal, a majority in interest of the remaining partners (or such greater percentage as is required by the Delaware Act) agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of the event of withdrawal, of one (1) or more additional general partners of the Partnership.
         8. Capital  Contributions.  The Partners have contributed the following
            ----------------------
amounts, in cash, property or services rendered, or in a promissory note or other obligation to contribute cash or to perform services:
                  General Partner . . . . . . . . . . . . $99.00
                  Initial Limited Partner . . . . . . . . $ 1.00
         9. Allocations  of Profit and Losses.  The  Partnership's  profits and
           ----------------------------------
losses shall be allocated in proportion to the capital contributions of the Partners which shall be reflected in a capital account for each of the Partners.
         10.  Distributions.  Distributions to the Partners shall be in the same
              -------------
proportion as their then capital account balances.
         11.      Assignments.
                  ------------
                  (a) The Initial Limited Partner may transfer all or any part of his partnership interest only with the consent of the General Partner, and any transferee may be admitted as a substitute limited partner of the Partnership only with the consent of the General Partner, whose consent in either case may be withheld in the sole discretion of the General Partner.

                  (b) The General Partner may transfer all or any part of its partnership interest without the consent of the Initial Limited Partner, and such transferee shall have all the rights and powers of the General Partner.
         12.  Withdrawal.  Except as provided in Sections 11 and 13, no right is
              ----------
given to the Initial Limited Partner to withdraw from the Partnership. The General Partner may withdraw from the Partnership without the consent of the Initial Limited Partner, but no such withdrawal shall be effective until the filing with the Secretary of State of the State of Delaware of an amendment to the Partnership's Certificate of Limited Partnership naming a successor general partner of the Partnership.
         13. Additional Partners.
             --------------------
                  (a) The General Partner may admit additional limited partners of the Partnership. Immediately following the admission of one or more additional limited partners of the Partnership, the Initial Limited Partner shall withdraw from the Partnership and shall be entitled to receive forthwith the return of its capital contribution, without interest or deduction.
                  (b) The Partnership shall continue as a limited partnership under the Delaware Act after the admission of any additional limited partners of the Partnership pursuant to this Section 13.

                  (c) The admission of additional limited partners of the Partnership pursuant to this Section 13 may be accomplished by the amendment and restatement of this Limited Partnership Agreement and, if required by the Delaware Act, the filing of an amendment and/or restatement to the Partnership's Certificate of Limited Partnership with the Secretary of State of the State of Delaware.
         14. Merger.  The approval of the Initial  Limited  Partner shall not be
             ------
required with respect to any merger of an entity into the Partnership.

         IN WITNESS  WHEREOF,  the  undersigned  have duly executed this Limited
Partnership Agreement as of            , 1998.

                                             GENERAL PARTNER:
                                             ----------------

                                             PENELEC PREFERRED CAPITAL II, INC.,
                                             a Delaware corporation


                                             By:____________________________
                                             Name:  D. Baldassari
                                             Title: President


                                             INITIAL LIMITED PARTNER:
                                             ------------------------


                                             ------------------------------
                                             T.G. Howson